EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
COMARCO, Inc.

     We consent to the incorporation by reference in the Registration Statements Nos. 2-89657, 33-08814, 2-88476, 2-97460, 33-12414, 2-99390, 33-32308, 33-37863,
33-44943,  33-45096, 33-50068, and 33-63219 on Forms S-8 of COMARCO, Inc. of our
report dated March 29, 1996, relating to the consolidated balance sheets of COMARCO, Inc. and Subsidiaries as of January 31, 1996 and 1995, and the related consolidated statements of income and cash flows and the related schedule for each of the years in the three-year period ended January 31, 1996, which report appears in the January 31, 1996 annual report on Form 10-K of COMARCO, Inc. and Subsidiaries.






                                                           KPMG PEAT MARWICK LLP

McLean, Virginia
April 24, 1996